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                         Drue Jennings Speech
                            April 25, 1996

Hello, thank you for listening in.

My name is Drue Jennings, and I am the Chairman and Chief Executive Officer of Kansas City Power & Light. As you know this past January, the Board of Directors of Kansas City Power & Light approved a strategic merger of equals transaction with UtiliCorp United, a leading international energy services company also located in Kansas City. The shareholders of both of our companies are scheduled to vote on this important merger transaction on May 22, 1996. On April 14, Western Resources, a Topeka, Kansas-based utility, made public its intent to offer our shareholders, on an unsolicited basis, a stock-for-
stock  transaction  which they value at $28 per KCPL  share.   Shortly
after receipt of this unsolicited proposal, the KCPL Board of Directors reviewed and deliberated the Western proposal and determined that it was in the best long-term interest of KCPL shareholders to reject the Western proposal and to continue its unqualified support of our strategic merger with UtiliCorp.

I am speaking to you today for two reasons. First, I would like to provide you with some information related to the rationale and benefits of our proposed merger with UtiliCorp United. And secondly, I would like to address the reasons for our Board's rejection of the Western offer, as well as to touch on certain aspects of their public campaign which we feel are misleading and require some clarification.

It is critically important that all shareholders of KCPL have full information regarding the proposed UtiliCorp transaction and Western's unsolicited competing proposal. Our by-laws require a two-thirds affirmative vote of all outstanding shares to approve the UtiliCorp merger. Any failure to vote would have the same effect as a vote against the UtiliCorp transaction and we feel it is crucial that our shareholders and your customers have the ability to express their views given the important decision with which they are being presented.

Let me now address for you several of the significant benefits which our Board views as the underlying rationale for our proposed merger with UtiliCorp.

First, the UtiliCorp transaction provides KCPL shareholders with regulatory and geographic diversity given UtiliCorp's widespread presence in both national and global markets, including for example UtiliCorp's interests in Australia, Canada, and New Zealand. Secondly, the merger brings together the complementary strengths of KCPL's operating and financial expertise with UtiliCorp's unique marketing focus and entrepreneurial spirit. UtiliCorp has a clearly articulated strategy and demonstrated track record in non-regulated businesses which are the areas that we have told our shareholders will provide the greatest future growth. They have a strong and well-respected IPP business through their UtilCo subsidiary, a significant international presence which I have referred to above; they are rolling out and have had success with their national brand name strategy under the EnergyOne label. The Wall Street analyst community views their marketing strategies as the new wave of energy marketing in the coming deregulated environment. The newly formed company resulting from this merger will be a low-cost marketing-oriented diversified energy products and services company with national and even global scope. Additionally, through joint study by both companies and their advisors, we have included as part of our merger filings a documentation of synergies totaling over $600 million over a 10-year period. We are confident that these are substantiated, deliverable savings which will benefit both shareholders and ratepayers.

The KCPL Board of Directors deliberated over the UtiliCorp merger after comprehensive financial, legal and regulatory due diligence which included, among other things, the exchange of non-public information. We are extremely excited about this transaction and feel strongly that this will provide long-term growth in revenue, income and share value for KCPL shareholders.

Now let me address the Western Resources proposal and what we feel are some issues which our shareholders should understand as they consider how they will vote in the UtiliCorp transaction.

Our belief is that Western is pursuing this transaction because our merger with UtiliCorp creates strategic issues for Western on a standalone basis. Unlike the UtiliCorp transaction, Western will not provide geographic and regulatory diversity given that Western operations are concentrated in Kansas. Furthermore, a Western deal will result in significant asset concentration at Wolf Creek, our jointly owned nuclear power plant. These two factors, in our mind, are very much like "all eggs in one basket". We question certain rate disparities and other regulatory issues resulting from a merger and we feel that, unlike UtiliCorp, Western's unregulated business strategy, an area of great importance to us, is unproved and questionable in value.

Having covered these points, I would like to direct your attention to Western's hostile campaign and its unwarranted claims.

Western has stated to the public that its offer is for $28 per KCPL share. Unfortunately, if one reads the fine print, one will realize that their offer contains a collar mechanism which limits the risks to Western shareholders to subsequent stock price declines, placing the risk of such declines on KCPL shareholders. Given the long time period pending closing, perhaps as long as two years, and all the things that can occur during such time, this is not a minor issue. Furthermore, Western's future share price performance will be based on the market's willingness to accept the reasonableness of their claimed $1 billion in synergies over the next 10 years. Western does state that this figure is based exclusively on public information about KCPL, as compared to our use of confidential information with UtiliCorp. We have reviewed their public filing relating to the proposed synergies and cannot determine how they believe they can achieve such savings. Just one year ago, after some preliminary discussions between ourselves and Western, they had stated in a letter to me, a synergy estimate of $500 million over 10 years. Nothing could have changed that dramatically that would cause us to believe that this figure could double in a one year period. Perhaps we should wait a year and see what the figure looks like then.

Another prominent aspect of Western's proposal includes an assumption regarding the proposed split of synergies savings between ratepayers and shareholders. Western, in our view, has imprudently assumed 70% of their proposed and unsubstantiated $1 billion savings will go to shareholders. It is industry practice to assume 50% of such savings to go to shareholders, which is the position taken by us in our proxy disclosure. The net effect of this difference in assumptions is that Western is advertising economics to shareholders which we believe a reasonable person would not and should not assume.

Finally, Western has made great press about the apparent short-term dividend accretion to our shareholders should they accept the Western proposal. I would like to point out the use of the word short-term, because if Western is unable to achieve both its proposed synergies number and the retention of those savings to shareholders, such proposed dividend payments in the future would certainly be at risk, as their dividend payout would be well in excess of prospective gross industry norms. In addition, I personally would like to point out that both UtiliCorp and KCPL have not addressed the issue of dividend policy for the newly formed entity, and it is my belief that the apparent Western short-term dividend accretion will be less of an issue to KCPL shareholders once that policy has been addressed.

I know that there has been a lot of back and forth between ourselves and Western regarding their proposed hostile transaction. I think it is critical that your clients and our shareholders understand the ramifications and benefits of the proposed UtiliCorp merger and the illusory nature of Western's proposal. Furthermore, the Western proposal is a proposal and just that. It contains conditions and other requirements which clearly cause the consummation of this proposed transaction to be at risk. Therefore, everyone should understand that a vote for the UtiliCorp transaction is a positive move toward, what our Board feels, is the new future in the energy industry whereas voting against this transaction in all probability is a vote to do nothing. Western's proposal is not an alternative since in our judgment, is illusory and has a low probability of success. Their goal is obvious - to prevent the consummation of a merger between KCPL and UtiliCorp (a merger that our Board feels strongly is in the best interest of the KCPL shareholders) and to prevent the formation of a formidable competitor on its border.